Exhibit 99.1

Gap Inc. Reports July Sales Up 1 Percent;
Comparable Store Sales Down 8 Percent

Company expects Q2 earnings per share to be $0.04 or $0.05—exceeding consensus estimate by $0.01 to $0.02

SAN FRANCISCO—August 8, 2002—Gap Inc. (NYSE-GPS) today reported sales of $956 million for the four-week period ended August 3, 2002, compared with sales of $948 million for the same period ended August 4, 2001, which represents a 1 percent increase. The company’s comparable store sales for July 2002 were down 8 percent, compared to a 12 percent decrease in July 2001.

Comparable sales by division for July 2002 were as follows:

•	Gap Domestic: negative 19% versus negative 10% last year

•	Gap International: negative 12% versus negative 9% last year

•	Banana Republic: negative 6% versus negative 3% last year

•	Old Navy: positive 6% versus negative 19% last year

For the 13 weeks ended August 3, 2002, sales of $3.3 billion represent a increase of 1 percent compared with sales of $3.2 billion for the same period ended August 4, 2001. The company’s second quarter comparable store sales decreased 7 percent compared to a decrease of 9 percent in the second quarter of the prior year.

Commenting on July sales results, CFO Heidi Kunz said: “Overall, July sales did not meet our beginning of month expectations, particularly at Gap Domestic. Our total company merchandise margins improved year over year in all divisions with the exception of International.”

Comparable sales by division for the second quarter were as follows:

•	Gap Domestic: negative 13% versus negative 8% last year

•	Gap International: negative 12% versus negative 6% last year

•	Banana Republic: negative 4% versus negative 4% last year

•	Old Navy: negative 1% versus negative 14% last year

Year-to-date sales of $6.2 billion for the 26 weeks ended August 3, 2002 represent a decrease of 4 percent over sales of $6.4 billion for the same period ended August 4, 2001. The company’s year-to-date comparable store sales decreased 12 percent compared to a decrease of 8 percent in the prior year.

The company also announced it expects to report a second quarter earnings per share of $0.04 or $0.05, which will be reported next Thursday, August 15.

This exceeds the Thomson First Call consensus estimate of $0.03 per share.

Gap Inc. will release its second quarter earnings via press release on August 15, 2002 at 1:30 p.m. Pacific Time. In addition, Heidi Kunz will host a summary of Gap Inc.’s second quarter results, including Gap’s Fall performance, during a live conference call and webcast at approximately 2:00 p.m. Pacific Time. Joining the call will be Millard Drexler, John Lillie, Maureen Chiquet, Marka Hansen, Jenny Ming and Gary Muto. The conference call can be accessed by calling 800-374-0168 and international callers may dial (706) 634-0994. The webcast can be accessed at www.gapinc.com. Replay of the call will be available approximately two hours after the live call on 800-GAP-NEWS and (706) 634-4421 for international callers.

As of August 3, 2002, Gap Inc. operated 4,261 store concepts compared to 3,973 store concepts last year, which represents an increase of 7 percent. The number of stores by location totaled 3,139 compared to 3,021 stores by location last year, which represents an increase of 4 percent.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Michelle Weaver	Alan Marks
650-874-7780	415-427-6561

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.